Agreement and Plan of Merger

by and among

IB3 Networks, Inc. a Nevada corporation,

NYC Acquisition, Inc. a Nevada corporation,

NYC Mags, Inc., a New York corporation

and

the sole shareholder of NYC Mags, Inc, a New York corporation.

dated as of

December 10, 2008

TABLE OF CONTENTS

ARTICLE I - MERGER	1
§1.01 Merger	1
§1.02 Effective Time	1
§1.03 Effect of Merger	1
§1.04 Articles of Incorporation; Bylaws	2
§1.05 Taking Necessary Action; Further Action	2
§1.06 Closing	2
ARTICLE II - EFFECT ON SHARES	2
§2.01 Effect on Shares	2
§2.02 Delivery of Merger Shares	3
ARTICLE III - DEFINITIONS	3
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS	6
§4.01 Organization and Qualification; Subsidiaries	6
§4.02 Capitalization	6
§4.03 Authority; Enforceability	6
§4.04 Noncontravention; Required Filings and Consents	7
§4.05 Permits; Compliance	7
§4.06 Reports; Financial Statements	7
§4.07 Absence of Certain Changes or Events	8
§4.08 Litigation	9
§4.09 Contracts; No Default	9
§4.10 Employee Benefit Plans; Labor Matters	10
§4.11 Taxes	11
§4.12 Intellectual Property Rights	13
§4.13 Insurance	14
§4.14 Brokers	14
§4.15 Title to Properties	14
§4.16 Accounts Receivable	15
§4.17 Bank Accounts	15
§4.18 Environmental Matters	15
§4.19 Company Approval by Shareholders	15
§4.20 Disclosure	15
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS	16
§5.01 Authority; Enforceability	16
§5.02 Noncontravention; Consent	16
§5.03 Investment Representations	16
§5.04 Company Shares	17
§5.05 Disclosure	17

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF IB3 AND MERGER SUB	17
§6.01 Organization and Qualification; Subsidiaries	18
§6.02 Authority; Enforceability	18
§6.03 Noncontravention; Required Filings and Consents	18
§6.04 Brokers	19
ARTICLE VII - COVENANTS RELATING TO CONDUCT OF BUSINESS	19
§7.01 Affirmative Covenants of Company	19
§7.02 Negative Covenants of Company	19
§7.03 Access and Information	21
ARTICLE VIII - ADDITIONAL AGREEMENTS	21
§8.01 Appropriate Action; Consents; Filings	21
§8.02 Update Disclosure; Breaches	22
§8.03 Survival of Representations and Warranties; Indemnification	22
§8.04 Good Faith	25
§8.05 Legend	25
§8.06 Tax Matters	25
§8.07 Confidentiality	25
ARTICLE IX - CLOSING CONDITIONS	25
§9.01 Conditions to Obligations of Company and Shareholders	25
§9.02 Conditions to Obligations of IB3 and Merger Sub	26
ARTICLE X - TERMINATION	26
§10.01 Termination	26
§10.02 Effect of Termination	27
§10.03 Expenses	27
ARTICLE XI - GENERAL PROVISIONS	27
§11.01 Notices	27
§11.02 Waiver	28
§11.03 Headings	28
§11.04 Severability	28
§11.05 Entire Agreement	29
§11.06 Assignment	29
§11.07 Parties in Interest	29
§11.08 Governing Law	29
§11.09 Counterparts; Facsimile Signatures	29
§11.10 Attorneys’ Fees	29
§11.11 Time	29
§11.12 Advisors	29

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 10, 2008, is by and among IB3 NETWORKS, INC., a Nevada corporation (“IB3”), NYC ACQUISITION, INC., a Nevada corporation (“Merger Sub”), NYC MAGS, INC., a New York corporation (“Company”), and the SHAREHOLDERS (the persons who are defined as Shareholders in Article III, who are all of the shareholders of Company).  Certain terms used herein are defined in Article III.

Recitals

A.           Subject to the provisions of this Agreement and the satisfaction of the conditions to this Agreement, the Merger Sub, a wholly owned subsidiary of IB3, shall be merged with and into the Company, at the Effective Time provided for in §1.02 (the “Merger”), with the result that, effective with and following the Merger, the Merger Sub shall cease to exist and the Company shall become and thereafter be a wholly owned subsidiary of IB3.  All shares of capital stock of the Company (the “Company Shares”) issued and outstanding prior to the Merger shall be converted into common stock of IB3 (“IB3 Common Stock”) pursuant to Article II.

B.           The parties desire to enter into this Agreement for the purpose of setting forth the terms and conditions relating to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual terms, conditions and other provisions herein contained, the parties agree as follows:

ARTICLE I
MERGER

§1.01  Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the “BSC”), at the Effective Time (as defined below), the Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate existence of the Merger Sub shall cease and the Company shall become and thereafter continue as the surviving corporation in the Merger (the “Surviving Company”).

§1.02  Effective Time.  Concurrently with the Closing (as defined below), the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Department of State of the State of New York (the “New York Department of State”) in such form as required by, and executed in accordance with, the relevant provisions of the BSC (the effective date and time of such filing is hereinafter referred to as the “Effective Time”).  The Certificate of Merger filing will result in the date of the Closing being the effective date of the Merger.

§1.03  Effect of Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the BSC.  Without limiting the generality of the BSC, and subject to its provisions, at the Effective Time, all the property, interests, assets, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.

§1.04  Articles of Incorporation; Bylaws.  At the Effective Time, the Articles of Incorporation and the Bylaws of the Company shall become and thereafter be the Articles of Incorporation and the Bylaws of the Surviving Company until thereafter amended as provided by Law and such Articles of Incorporation and Bylaws of the Surviving Company.

§1.05  Taking Necessary Action; Further Action.  IB3, Merger Sub, the Company and the Shareholders, respectively, shall use their best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the BSC and Nevada law at the Effective Time.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of Company or Merger Sub, then the officers of the Surviving Company shall be fully authorized in the name of each of Company and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

§1.06  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held as promptly as practicable but not more than two (2) business days following the satisfaction of, or waiver by the party entitled to satisfaction of, all conditions precedent to the Merger specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof.  The Closing shall take place at the offices of Cane Clark, LLP, 3273 E. Warm Springs, Rd., Las Vegas, Nevada, at such time and on such date within such period of two (2) business days as the parties may mutually agree.

ARTICLE II
EFFECT ON SHARES

§2.01  Effect on Shares.  At the Effective Time, by virtue of the Merger and without any further action on the part of IB3, Merger Sub, the Company or the Shareholders:

(a)           Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of capital stock, no par value per share, of the Surviving Corporation, such that IB3 shall be the holder of all of the issued and outstanding shares of capital stock of the Surviving Corporation following the Merger.

(b)           One hundred percent (100%) of the Company Shares issued and outstanding immediately prior to the Effective Time and held of record by any of the Shareholders shall be canceled and extinguished and automatically converted into the right to receive an aggregate of 150,000 shares of IB3 Common Stock (the “Merger Shares”), with each of the Shareholders being entitled to receive its, his or her pro rata share of the Merger Shares based on its, his or her proportionate share of the outstanding Company Shares being canceled and extinguished.

§2.02  Delivery of Merger Shares.

(a)           Within a reasonable time after the Closing, each of the Shareholders shall be entitled to receive in exchange for its, his or her Company Shares a certificate representing that number of Merger Shares provided for it, him or her in §2.01(b).

 (b)           At and after the Effective Time, each of the Shareholders shall cease to have any rights as a Shareholder of the Company. All Merger Shares issued upon conversion of the Company Shares in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Shares.

ARTICLE III
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

 “Affiliate” means, with respect to a given Person, a Person who controls, is controlled by or is under common control with, such Person.

“Affiliated Group” has the meaning described in Section 1504 of the Code, without regard to the exceptions contained in subsection (b) thereof.

“Agreement” is defined in the preamble.

“BSC” is defined in §1.01.

“Certificate of Merger” is defined in §1.02.

“Closing” is defined in §1.06.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble.

“Company Balance Sheet” is defined in §4.06(c).

“Company Contract” is defined in §4.09(a).

“Company Financial Statements” is defined in §4.06(b).

“Company Shares” is defined in the Recitals.

“Company Organizational Documents” is defined in §4.01.

“Company Permits” is defined in §4.05.

“Company Reports” is defined in §4.06(a).

“Disclosure Schedule” is the schedule which contains exceptions to specific representations and warranties contained in this Agreement.

“Effective Time” is defined in §1.02.

“Employee Benefit Plans” is defined in §4.10(a).

“ERISA” is defined in §4.10(a).

“ERISA Affiliates” means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Expenses” is defined in §10.03.

“GAAP” is defined in §4.06(b).

“Governmental Entity” means any federal, state, local or foreign government or any agency thereof.

“Hazardous Materials” means any substances that have been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies.

“Hazardous Materials Activities” is defined in §4.18(b).

“Indemnified Party” is defined in §8.03(e).

“Indemnifying Party” is defined in §8.03(e).

“Indemnity Claims” is defined in §8.03(c).

“Insurance Policies” is defined in §4.13.

“IRS” means the Internal Revenue Service.

“IB3” is defined in the preamble.

“IB3 Common Stock” is defined in the preamble.

“Law” means any federal, state or local law, statute, rule, ordinance or regulation (including codes, plans, judgments, injunctions, administrative interpretations, orders or charges thereunder).

“Material Adverse Effect” means any change or effect that is materially adverse to the financial condition, results of operations, businesses, properties, assets or liabilities of any Person.

“Shareholders” means Mr. Michael Jacobson and any other holder of Shares in the Company.

“Merger” is defined in the Recitals.

“Merger Shares” is defined in §2.01.

“Merger Sub” is defined in the Recitals.

“Mr. Jacobson” is defined in §9.02(a).

“New York Department of State” is defined in §1.02.

 “Pension Plan” means any Employee Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA or is otherwise a pension, savings or retirement plan or a plan of deferred compensation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or group.

“Returns” means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed by Company with the IRS or any other Governmental Entity or tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

 “Securities Act” is defined in §5.03(a).

“Subsidiary” (or its plural), as used in this Agreement with respect to Company, IB3, the Surviving Company or any other Person, shall mean any corporation, partnership, joint venture or other legal entity of which Company, IB3, the Surviving Company or such other  Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Surviving Company” is defined in §1.01.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies and other governmental assessments and impositions of any kind, payable to any Governmental Entity or however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any taxing authority or agency, including, without limitation, income, franchise, net worth, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to taxes imposed with respect thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

Company and each of the Shareholders, jointly and severally, represent and warrant to IB3 and to Merger Sub that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete immediately prior to the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article IV).  In the event that, after the date hereof and prior to the Effective Time, any of the statements contained in this Article IV becomes incorrect or incomplete, Company and the Shareholders shall provide notice thereof to IB3 and Merger Sub pursuant to §8.02.

§4.01  Organization and Qualification; Subsidiaries. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Company has all requisite power and authority to operate its business as it has been and is now conducted.  Company is qualified to do business in those states in which qualification is necessary, except where the failure to so qualify would not have a Material Adverse Effect with respect to Company.  Company has no Subsidiaries and does not currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any association, partnership, limited liability company, joint venture or other entity.  Company has delivered or made available to IB3 a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date (collectively, the “Company Organizational Documents”), and each such instrument is in full force and effect.  Company is not in violation of any of the provisions of the Company Organizational Documents.

§4.02  Capitalization.  The Company Shares constitute all of the capital stock of Company. The Shareholders own collectively one hundred percent (100%) of the Company Shares.

§4.03  Authority; Enforceability.  Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated by this Agreement have been, or will be prior to the Closing, duly authorized by all necessary company and Shareholder action.  This Agreement has been duly executed and delivered by Company and the Shareholders and, assuming the due authorization, execution and delivery by IB3 and Merger Sub, constitutes a legal, valid and binding obligation of Company and the Shareholders, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors’ rights generally and to general equitable principles.

§4.04  Noncontravention; Required Filings and Consents. Except as disclosed in Schedule 4.04 of the Disclosure Schedule, the execution and delivery of this Agreement by Company and the Shareholders and performance of their respective obligations under this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Company is a party or by which it or any of its properties or assets may be bound, or (c) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by Company or the Shareholders in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the New York secretary of state and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company, IB3, the Shareholders or the Surviving Company or have a Material Adverse Effect on the ability of the parties to consummate the Merger.

§4.05  Permits; Compliance.  Except as disclosed in Schedule 4.05 of the Disclosure Schedule, Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for Company to own, lease and operate its properties or to carry on its businesses substantially as they are now being conducted (the “Company Permits”) except where failure to have such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect with respect to Company, and no suspension, revocation or cancellation of any of Company Permits is pending or, to the knowledge of Company or any of the Shareholders, threatened.  Company has not operated (nor is Company currently operating) in violation of any Law applicable to Company or by which its properties are bound or affected.

§4.06  Reports; Financial Statements.

(a)           Since its organization, Company has filed all forms, reports, statements and other documents required to be filed with all applicable federal or state regulatory authorities (all such forms, reports, statements and other documents, including any amendments thereto, being collectively referred to as the “Company Reports”).  The Company Reports were prepared in all material respects in accordance with the requirements of applicable Law.

(b)           The unaudited financial statements (balance sheets, statements of income, statements of Shareholder equity and statements of cash flows) of Company for the last two (2) fiscal years ending December 31, 2006 and December 31, 2007, and unaudited financial statements for the nine (9) months period ending September 30, 2008 (collectively the “Company Financial Statements”), have been heretofore delivered by Company to IB3 and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”).  The Company Financial Statements fairly present the financial position of Company and the results of its operations as of the dates and for the periods indicated thereon, and have been prepared in accordance with GAAP, except as otherwise noted therein and subject, in the case of the interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

(c)           Except as and to the extent reflected or reserved in the balance sheet which is part of the most recent Company Financial Statement (the “Company Balance Sheet”) (attached as Schedule 4.06 on the Disclosure Schedule), Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Company, prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet.

§4.07  Absence of Certain Changes or Events.  Except as disclosed in Schedule 4.07 of the Disclosure Schedule, since December 31, 2007, Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date:

(a)           there has not been any change which has caused, or which is reasonably likely to cause, a Material Adverse Effect with respect to Company;

(b)           Company has not increased compensation to officers, key employees or consultants or increased or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement;

(c)           Company has not made any distribution to the Shareholders or made any loan or advance to any officer, the Shareholders or any Affiliate (except for ordinary travel and business expense payments), or guaranteed or pledged collateral to support any loan or advance made to any officer, the Shareholders or any Affiliate;

(d)           Company has not entered into any agreement, contract, lease, or license (or series of agreements, contracts, leases, or licenses related to the same transaction or involving the same party or an affiliate thereof) involving more than $10,000 in any twelve month period;

(e)           no party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of agreements, contracts, leases or licenses related to the same transaction or involving the same party or an affiliate thereof) involving more than $10,000 in any twelve (12) month period to which Company is a party or by which Company is bound, or notified Company that it intends to do any of the foregoing;

(f)           Company has not made a capital expenditure (or series of related capital expenditures) involving more than $10,000;

(g)           Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions related to the same transactions or involving the same party or an affiliate thereof) involving more than $10,000;

(h)           Company has not delayed or postponed the payment of accounts payable and other liabilities;

(i)           Company has not cancelled, compromised, waived or released any right or claim (or series of related rights or claims) involving more than $10,000;

(j)           there has not been any change in the material accounting methods or practices followed by Company except as required or permitted by GAAP; and

(k)           Company has not entered into any commitment (contingent or otherwise) to do any of the foregoing.

§4.08  Litigation.  Schedule 4.08 of the Disclosure Schedule lists all claims, actions, suits, litigation, proceedings, arbitrations or investigations of any kind against Company or involving any of its assets which are pending or, to the knowledge of Company or any of the Shareholders, threatened.  Except as set forth in Schedule 4.08 of the Disclosure Schedule, Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Company or any of the Shareholders, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist orders.

§4.09  Contracts; No Default.

(a)           Schedule 4.09 of the Disclosure Schedule sets forth a list of each contract, commitment or agreement to which Company is a party (each, a “Company Contract”):

(i)           concerning a partnership or joint venture with another Person;

(ii)           involving annual consideration in excess of $10,000 in any twelve (12) month period;

(iii)           involving employment agreements, employment contracts or other understandings (other than understandings with respect to “at will” employment) relating to employment to which Company is a party;

(iv)           concerning confidentiality, non-competition or non-solicitation;

(v)           with any of the Shareholders or an Affiliate of any of the Shareholders or Person under the influence or control of or related to any of the Shareholders or an Affiliate of any of the Shareholders;

(vi)           involving indebtedness (other than trade payables arising in the ordinary course of business) or pursuant to which Company has guaranteed the indebtedness of another or pursuant to which a security interest in an asset of Company has been created;

(vii)           concerning changes of control, severance or termination payments; or

(viii)                      which is otherwise material to the business of Company, taken as a whole, or under which the consequences of a default or termination could have a Material Adverse Effect with respect to Company.

(b)           Company has delivered to IB3 a correct and complete copy of each Company Contract listed in Schedule 4.09 of the Disclosure Schedule.  Each Company Contract is in full force and effect, is a legal, valid and binding contract or agreement of Company, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors’ rights generally and to general equitable principles, and there is no default (or any event known to Company or any of the Shareholders which, with the giving of notice or lapse of time or both, would be a default) by Company or any other party to a Company Contract, in the timely performance of any obligation to be performed or paid under any such contract or agreement.  The consummation of the transactions contemplated hereby will not affect the status of any Company Contract as a legal, valid, binding and enforceable agreement.  No party is seeking renegotiation of a Company Contract or substitute performance thereunder nor has any party repudiated any provision thereunder or indicated that it intends to terminate or not renew a Company Contract.

(c)           Except as set forth in Schedule 4.09 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Company.

§4.10  Employee Benefit Plans; Labor Matters.

(a)           Schedule 4.10 of the Disclosure Schedule lists all pension, retirement, savings, disability, medical, dental, health, life (including all individual life insurance policies as to which Company is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, bonus, incentive, vacation pay, severance pay, Code Section 401(k), Code Section 125 cafeteria or flexible benefit, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, all employee pension benefit plans as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employee welfare benefit plans as defined in Section 3(1) of ERISA), under which current or former employees of Company or its ERISA Affiliates are entitled to participate by reason of their employment with Company or its ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded, and whether written or oral, (i) to which Company or its ERISA Affiliates are a party or a sponsor or a fiduciary thereof or by which Company or its ERISA Affiliates (or any of their rights, properties or assets) are bound, or (ii) with respect to which Company or its ERISA Affiliates have made any payments, contributions or commitments, or may otherwise have any liability (whether or not Company or its ERISA Affiliates still maintains such plan, trust, arrangement, contract, agreement, policy or commitment) (collectively, the “Employee Benefit Plans”).  For each Employee Benefit Plan, Company has provided true and correct copies of all plan documents, summary plan descriptions, determination letters issued by the IRS (if applicable), and most recently filed Form 5500.

(b)           All required reports and descriptions have been filed or distributed appropriately with respect to each Employee Benefit Plan, including filings with the Pension Benefit Guaranty Corporation, IRS and Department of Labor.

(c)           Schedule 4.10 of the Disclosure Schedule lists all ERISA Affiliates of Company.

(d)           With respect to the Employee Benefit Plans:

(i)           None of the Employee Benefit Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA and with respect to each of the Employee Benefit Plans that is subject to ERISA, other than a plan described in Section 3(2) of ERISA, Company has at all times and continues to operate such plans in compliance (both in form and operation) with ERISA, the Code and all other applicable laws;

(ii)           No Employee Benefit Plan is subject to Title IV of ERISA or the funding provisions of Section 412 of the Code; and

(iii)           There are no pending, or, to the knowledge of Company or any of the Shareholders, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans, the fiduciaries of such plans or any trust related thereto.

(e)           Company or its clients are not a party to any collective bargaining or other labor union contracts.  There are no union organization attempts underway with respect to such employees.  There is no pending or, to the knowledge of Company and the Shareholders, threatened labor dispute, strike or work stoppage involving such employees.  To the knowledge of Company and the Shareholders, neither Company nor any of its clients has committed any unfair labor practices (as defined in the National Labor Relations Act of 1947, as amended) in connection with the operation of its business, and there is no pending or, to the knowledge of Company or any of the Shareholders, threatened charge or complaint against Company or its clients by the National Labor Relations Board or any comparable state or local agency.

§4.11  Taxes.  Except as set forth in Schedule 4.11 of the Disclosure Schedule:

(a)           All material Returns in respect of Taxes required to be filed with respect to Company have been timely filed (including extensions) and no extension of time within which to file any such Return has been requested, which Return has not since been filed.

(b)           All Taxes shown on Returns to be due or payable have been timely paid and all payments of estimated Taxes required to be made with respect to Company have been made on the basis of a good faith estimate of the required installments.

(c)           All Returns (or, in cases where amended Returns have been filed, such Returns as amended) are true, correct and complete in all material respects.

(d)           No adjustment relating to any Return has been proposed in writing by any Tax authority, except proposed adjustments that have been resolved prior to the date hereof.

(e)           There are no outstanding subpoenas or requests for information with respect to any Returns or the Taxes reflected on such Returns.

(f)           Company is not a party to any Tax allocation or sharing agreement.  Company (i) has never been a member of an Affiliated Group, and (ii) has no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g)           There are no Tax liens on any assets of Company other than liens for Taxes not yet due or payable.

(h)           All Taxes required to be withheld, collected or deposited by Company during any taxable period for which the statute of limitations or an assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority, except where the Taxes in question are subject to challenge by Company in an appropriate proceeding and adequate reserves therefor have been provided on Company’s financial statements.

(i)           There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Company may be subject.

(j)           Neither the Shareholders, nor any officer or employee responsible for Tax matters of Company, expects any authority (based on any written or oral communication from such authority) to assess any additional Taxes for any period for which Returns have been filed. There is no dispute or claim concerning any Tax liability of Company either (i) claimed or raised by any authority in writing, or (ii) as to which the Shareholders, or any of the officers or employees responsible for Tax matters of Company, has knowledge based upon personal contact with any agent of such authority.

(k)           Schedule 4.11 of the Disclosure Schedule lists all federal, state, local and foreign Returns filed with respect to Company for taxable periods ended on or after December 31, 2006; indicates those Returns that have been audited; and indicates those Returns that currently are the subject of audit.  The Shareholders have delivered to IB3 correct and complete copies of all federal income Returns, state income Returns filed by Company and foreign Returns filed by Company, as well as any examination reports, and statements of deficiencies assessed against or agreed to by Company (or agreed to by the Shareholders to the extent related to Company) since December 31, 2006.

(l)           Company has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of Company for Taxes.

(m)           Company has not made an election, nor is it required, to treat any asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.

(n)           Company has not (i) applied for any Tax ruling or (ii) entered into a closing agreement (or similar arrangement) with any taxing authority.

(o)           Company does not have, and has not had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has Company otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(p)             The unpaid Taxes of Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of Company in filing its Returns.

(q)             No claim has ever been made by an authority in a jurisdiction where Company does not file Returns that it is or may be subject to taxation by that jurisdiction nor, to the knowledge of Company or any of the Shareholders, is there any factual basis for any such claim.

§4.12  Intellectual Property Rights.  Schedule 4.12 of the Disclosure Schedule lists all intellectual property rights owned by Company as well as any intellectual property rights owned by third parties and used by Company pursuant to licenses, sublicenses, agreements or other permission.  Company owns, licenses or possesses the right to use all material patents, patents pending, trademarks, service marks, trade names, service names, slogans, registered copyrights, trade secrets, computer software and other intellectual property rights it currently uses, without any conflict or alleged conflict with the rights of others or in violation of any license or other agreement with respect thereto.  Each item of intellectual property owned or used by Company prior to the Closing will be owned or available for use by the Surviving Company on the same terms and conditions immediately following the Closing.

§4.13  Insurance.  Schedule 4.13 of the Disclosure Schedule lists all policies and binders of insurance for professional liability, officers and directors, property and casualty, fire, liability, workers’ compensation and other customary matters held by or on behalf of Company (collectively, the “Insurance Policies”), all of which have been made available to IB3.  The Insurance Policies are in full force and effect.

§4.14  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or the Shareholders.

§4.15  Title to Properties

(a)           Schedule 4.15 of the Disclosure Schedule contains a complete listing of all real property now or previously owned, leased, subleased, used or held for use by Company and all real property in or to which Company has any other right or interest, along with a description of such interest therein.  Company has a good, marketable and valid fee or leasehold interest, as set forth on such Schedule 4.15, to all real property presently used or held for use in its businesses, free and clear of all encumbrances, other than Taxes and assessments, both general and special, which are a lien but not yet due and payable and that do not, individually or in the aggregate, materially detract from the value of such real property or materially impair the use and operations thereof.  There are no easements, conditions, reservations, covenants or restrictions presently of record or otherwise that would adversely affect the use of any such real property by the Surviving Corporation after the Effective Time, including, without limitation, in the operation of the businesses, for the same purposes and uses as such real property has been heretofore used by Company.  No third party has any right with respect to such real property (whether by option to purchase, land contract or otherwise).  There are no pending or, to the knowledge of Company or the Shareholders, threatened proceedings in eminent domain involving any such real property or any portion thereof, or for a sale in lieu thereof, or of any plans for the imposition of any special Taxes or assessments against any such real property or any portion thereof.

(b)           The leases for any real property leased by Company are legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Merger.  Company has delivered to IB3 complete and accurate copies of each of the leases for any real property leased by Company, and none of such leases has been modified in any respect except to the extent that such modifications are disclosed by the copies delivered to IB3.  Company is not in default under, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in Company’s default under any of such leases, and there are no conditions or circumstances known to Company or any of the Shareholders which could interfere with IB3’s continued use of any real property leased by Company after the Closing.

(c)           Company owns good title to each item of tangible personal property reflected in the Company Financial Statements, free and clear of any liens, encumbrances, options or other agreements except as otherwise disclosed in Schedule 4.15 of the Disclosure Schedule.  The tangible assets of Company are free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used, except for any existing defects or needed repairs which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Company.

§4.16  Accounts Receivable.  All accounts receivable of Company (a) are reflected properly on Company’s books and records, (b) are valid receivables, are collectible in the ordinary course of business, and are subject to no contractual setoffs or, to the knowledge of Company or any of the Shareholders, common law rights of setoff or counterclaim, and (c) except as set forth in Schedule 4.16 of the Disclosure Schedule are current.  Attached as Schedule 4.16 of the Disclosure Schedule is Company’s most recent accounts receivable and notes receivable ledger (with aging of receivables reflected therein).

§4.17  Bank Accounts.  Schedule 4.17 of the Disclosure Schedule constitutes (a) a true, complete and correct list of all the bank accounts or certificates of deposit of Company, together with the names of the Persons authorized to draw thereon, and (b) a true, complete and correct description of all restrictions or limitations (and related penalties) as to withdrawals of cash from such bank accounts or under such certificates of deposit.

§4.18  Environmental Matters.

(a)           No underground storage tanks and no Hazardous Materials are present, as a result of the actions of Company or any Affiliate of Company, or, to the knowledge of Company or any of the Shareholders, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company has at any time owned, operated, occupied or leased.

(b)           (i) Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Law, and (ii) Company has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing any Hazardous Materials (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity which prohibits, regulates or controls Hazardous Materials or any Hazardous Materials Activities.

§4.19  Company Approval by Shareholders.  The Shareholders have determined that the Merger is in the best interests of Company and the Shareholders, and have approved this Agreement.

§4.20  Disclosure.  No representation or warranty contained in this Article IV, as qualified by the Disclosure Schedule, or in any Schedule hereto or any closing certificate furnished or to be furnished by Company or any of the Shareholders to IB3 pursuant to this Agreement or in connection with the Merger, contains or at the Effective Time will contain any untrue statement of a material fact, or omits or at the Effective Time will omit to state a material fact, necessary to make the statements contained herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

The Shareholders represent and warrant to IB3 and to Merger Sub that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article V).  In the event that, after the date hereof and prior to the Effective Time, any of the statements contained in this Article V becomes incorrect or incomplete, the Shareholders shall provide notice thereof to IB3 and Merger Sub pursuant to §8.02.

§5.01  Authority; Enforceability.  Each of the Shareholders has full power and authority to execute and deliver this Agreement and to perform its, his or her respective obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Shareholders, enforceable in accordance with its terms and conditions.

§5.02  Noncontravention; Consent.  Neither the execution and the delivery of this Agreement by the Shareholders, nor the consummation of the transactions contemplated hereby by the Shareholders, will (a) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Shareholders or any of its, his or her properties or assets, or (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which any of the Shareholders is a party or by which it, he or she or any of its, his or her properties or assets may be bound.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by the Shareholders in connection with the execution and delivery of this Agreement or the performance by the Shareholders of their respective obligations under this Agreement.

§5.03  Investment Representations.

(a)           Each of the Shareholders will be receiving the Merger Shares in the Merger for investment solely for its, his or her own account and not with a present view to any distribution, transfer or resale to others, including any “distribution” within the meaning of Securities Act of 1933, as amended (the “Securities Act”). Each of the Shareholders understands that the Merger Shares have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of its, his or her representations made with respect to the investment.

(b)           Each of the Shareholders is financially able to bear the economic risks of an investment in the Merger Shares and has no need for liquidity in the Merger.  Each of the Shareholders is financially able to suffer a complete loss of the investment in the Merger Shares.

(c)           Each of the Shareholders has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to that evidenced by the Merger Shares so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, making an informed business decision with regard to and protecting its, his or her own interests in connection with receiving the Merger Shares.

(d)           Each of the Shareholders has been provided with and had the opportunity to review all filings made by IB3 with the United States Securities and Exchange Commission, which filings are available at the SEC’s web site at www.sec.gov.

(e)           Each of the Shareholders understands that a limited public market now exists for the IB3 Common Stock and that IB3 has made no assurances that a more active public market will ever exist for the IB3 Common Stock.

(f)           Each of the Shareholders understands that the Merger Shares will be transferred to it, him or her pursuant to exemptions from the registration requirements of federal and applicable state securities laws and acknowledges that IB3 is relying upon the investment and other representations made herein as the basis for such exemptions.

§5.04  Company Shares.  The Shareholders own of record and beneficially all of the Company Shares, free and clear of any mortgages, pledges, liens, encumbrances, charges, restrictions on transfer (other than any restrictions under the Securities Act), Taxes, security interests, purchase rights, contracts, commitments, equities, claims, demands, rights of first refusal or first offer, voting agreements or other limitations.  The Shareholders are not a party to any purchase right, or other contract or commitment that could require the Shareholders to sell, transfer or otherwise dispose of the Company Shares or any other shares in Company (other than this Agreement).  The Shareholders are not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any shares in Company.

§5.05  Disclosure.  No representation or warranty contained in this Article V contains or at the Effective Time will contain any untrue statement of a material fact, or omits or at the Effective Time will omit to state a material fact necessary to make the statements contained herein not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF IB3 AND MERGER SUB

IB3 and Merger Sub, jointly and severally, represent and warrant to Company and the Shareholders that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete immediately prior to the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article VI).  In the event that, after the date hereof and prior to the Effective Time, any of the statements contained in this Article VI becomes incorrect or incomplete, IB3 and Merger Sub shall provide notice thereof to Company and the Shareholders pursuant to §8.02.

§6.01  Organization and Qualification; Subsidiaries.  IB3 is duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  IB3 has all requisite power and authority to operate its business as it has been and is now conducted.  IB3 is qualified to do business in those states in which qualification is necessary, except where the failure to so qualify would not have a Material Adverse Effect with respect to IB3.  Merger Sub is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

§6.02  Authority; Enforceability.  Each of IB3 and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by IB3 and Merger Sub and the consummation by IB3 and Merger Sub of the transactions contemplated by this Agreement have been, or will be prior to the Closing, duly authorized by all necessary corporate action and no other proceedings on the part of IB3 or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by IB3 and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of IB3 and Merger Sub, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors’ rights generally and to general equitable principles.

§6.03  Noncontravention; Required Filings and Consents.  The execution and delivery of this Agreement by IB3 and Merger Sub and the performance of their respective obligations under this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation and the Bylaws of IB3 or the Articles of Incorporation and the Bylaws of Merger Sub, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which IB3 or Merger Sub is a party or by which it or any of their properties or assets may be bound, or (c) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IB3 or Merger Sub or any of their respective properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person, is required to be obtained or made by IB3 or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the New York Department of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company, IB3, the Shareholders or the Surviving Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

§6.04  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IB3 or Merger Sub.

ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS

§7.01  Affirmative Covenants of Company. Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or otherwise approved in writing by IB3, Company will:

(a)           operate its business in the usual and ordinary course and consistent with past practice;

(b)           use commercially reasonable efforts to preserve intact its business organization and assets, including its present operations, physical facilities and working conditions; maintain its rights and franchises; maintain and/or renew its licenses, permits, agreements, uses and governmental approvals; retain the services of its officers and key employees; and maintain the relationships with its customers, lessors, licensors, employees and suppliers;

(c)           use commercially reasonable efforts to keep in full force and effect all insurance currently maintained; and

(d)           confer with IB3 at its request to report operational matters of a material nature and to report the general status of the ongoing operations of the business of Company, and notify IB3 of any breach or event which if it had occurred prior to the date of this Agreement would have been a breach by Company or the Shareholders, as the case may be, of any of their representations, warranties, covenants and agreements contained in this Agreement or in any of the agreements or documents delivered in connection herewith.

The Shareholders agree and covenant to cause Company to comply with its covenants and agreements set forth in this §7.01.

§7.02  Negative Covenants of Company. Except as expressly contemplated by this Agreement or otherwise approved in writing by the parties, from the date of this Agreement until the Effective Time, Company shall not, and the Shareholders shall not (whether in its, his or her capacity as a Shareholder, director, officer, employee or agent of Company) and shall cause Company not to, do any of the following:

(a)           (i) increase the compensation payable or to become payable to any officer of Company or to any employee other than a leased employee, (ii) grant any severance or termination pay, or enter into any severance agreement with, any officer or employee, (iii) enter into or amend any employment agreement with any officer or employee that would extend beyond the Effective Time except on an at-will basis or (iv) establish, adopt, enter into or amend any Employee Benefit Plan, except as may be required to comply with applicable Law;

(b)           make any distribution in respect of the Company Shares;

(c)           effect any reorganization or recapitalization;

(d)           issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares, any securities convertible into or exercisable or exchangeable for any shares, or any rights, warrants or options to acquire any shares;

(e)           acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

(f)           sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions in the ordinary course of business and consistent with past practice;

(g)           directly or indirectly, through any representative or otherwise, enter into any agreement, discussion or negotiation with, or provide information to, or solicit, encourage, entertain or otherwise consider any inquiries or proposals from, any other entity or other Person with respect to (i) the possible acquisition of the assets and/or business of Company, or (ii) any business combination involving Company, whether by way of merger, consolidation, membership interest exchange or other acquisition or otherwise (other than sales of inventory in the ordinary course). Company and the Shareholders will immediately notify IB3 regarding any contact between the Shareholders, Company and/or their representatives on the one hand and any other entity or other Person on the other hand regarding any such offer or proposal or any related inquiry;

(h)           adopt any amendments to its Articles of Incorporation or Bylaws;

(i)           (i) change any of its methods of accounting in effect at the date hereof, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable years ending December 31, 2006 and December 31, 2007, except in either case as may be required by Law, the IRS or GAAP;

(j)           incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument;

(k)           fail to renew any agreement favorable to Company which is used in the conduct of its business or compromise any obligation or amount owed to Company;

(l)           incur any Expenses (as defined below) other than reasonable Expenses which are directly related to its, his or her participation in the transactions contemplated hereby; or

(m)           agree in writing or otherwise to do any of the foregoing.

§7.03  Access and Information.  Company shall afford to IB3 and its officers, employees, accountants, consultants, legal counsel and other representatives access upon reasonable notice to all information concerning the business, properties, contracts, records and personnel of Company as IB3 may reasonably request.

ARTICLE VIII
ADDITIONAL AGREEMENTS

§8.01  Appropriate Action; Consents; Filings.

(a)           Company, the Shareholders and IB3 shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by IB3 or by Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) make all necessary notifications and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any applicable Law, provided that IB3 and Company shall cooperate with each other in connection with all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  Company and IB3 shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)           (i)           Company, the Shareholders and IB3 shall give any notices to third parties, and use commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, or (B) required to prevent a Material Adverse Effect with respect to Company, IB3 or the Surviving Company from occurring prior to or after the Effective Time; and

(ii)           If any party fails to obtain any third party consent described in subsection (b)(i) above, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by another party, to minimize any adverse effect upon Company, IB3 and the Surviving Company and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

(c)           From the date of this Agreement until the Effective Time, Company shall promptly notify IB3 in writing of any pending or, to the knowledge of Company or any of the Shareholders, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of IB3 or the Surviving Company to own or operate all or any portion of the businesses or assets of Company.

(d)           The parties hereto shall do and perform or cause to be done and performed all such further actions and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

§8.02  Update Disclosure; Breaches.  From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other parties by written update of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (b) the failure of Company, IB3 or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (c) such additional information with respect to any matters or events discovered subsequent to the date hereof and prior to the Effective Time, which if existing and known on the date hereof would have rendered any representation or warranty made by any party, or any information contained in any Schedule hereto, then inaccurate or incomplete, and (d) any development after the date hereof and prior to the Effective Time causing a breach of any representation or warranty in Article IV, V or VI.  Unless, in the case of Article IV or V, IB3 elects to terminate this Agreement pursuant to §10.01 within the period of five (5) business days following such notice, the written notice pursuant to this §8.02 will be deemed to have qualified the relevant provision of Article IV or V, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder.  Receipt of such information by the other parties hereto shall not operate as a waiver of the non-disclosing party’s right to terminate this Agreement as provided herein.

§8.03  Survival of Representations and Warranties; Indemnification.

(a)           Except with respect to the representations and warranties set forth in §§4.01, 4.02, 4.03, 4.11, 4.14, 5.01, 5.03, 5.04, 6.01 and 6.02, all representations and warranties of Company, the Shareholders and IB3 contained herein and in the Schedules hereto and in any closing certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the Closing until the second anniversary of the date of the Closing.  The representations and warranties of Company, the Shareholders and IB3 contained in §§4.01, 4.02, 4.03, 4.14, 5.01, 5.03, 5.04, 6.01 and 6.02 shall survive indefinitely.  The representations and warranties of Company contained in §4.11 shall survive until the seventh anniversary of the date of the Closing.

(b)           Each of the Shareholders hereby agrees that it, he or she will not make any claim for indemnification against Company by reason of the fact that it, he or she was an officer, employee or agent of Company or any Affiliate of Company, or was serving at the request of any such entity as a partner, trustee, officer, employee or agent of Company or any Affiliate of Company, with respect to any action, suit, proceeding, complaint, claim or demand brought by IB3 or Merger Sub against the Shareholders to the extent that such action, suit, proceeding, complaint, claim or demand arises from any breach by any of the Shareholders of any of its, his or her covenants, representations or warranties hereunder, or is a claim by IB3, Merger Sub or the Surviving Company for indemnification under this Agreement.

(c)    The Shareholders jointly and severally hereby agree to defend, indemnify and hold harmless IB3, Merger Sub and the Surviving Company against and from any and all claims, demands, causes of action, losses, costs, damages and expenses (including, without limitation, court costs, interest, penalties and reasonable attorneys’ fees) (collectively referred to herein as the “Indemnity Claims”) incurred or suffered by IB3, Merger Sub or the Surviving Company which are attributable, in whole or in part, to: (i) a breach or inaccuracy of any representation or warranty of Company or the Shareholders contained in this Agreement, or (ii) failure of Company or the Shareholders to pay any obligation or perform any covenant required to be paid or performed by Company or the Shareholders pursuant to this Agreement.  The Shareholders shall be entitled to pay claims of indemnification asserted against it, him or her by payment of cash or by transferring to IB3 Merger Shares received by the Shareholders at a value of $3.00 per share (with any such claims which are satisfied by the distribution of Merger Shares from the escrow pursuant to the Escrow Agreement being treated as Merger Shares so transferred to IB3).  However, and notwithstanding anything to the contrary in this Agreement, any indemnification by the Shareholders shall be limited to the distribution of Merger Shares from the escrow pursuant to the Escrow Agreement during the period the Merger Shares are held in the escrow and the Shareholders shall not otherwise be liable for any indemnification pursuant to this Agreement.

(d)    IB3, Merger Sub and the Surviving Company, jointly and severally, hereby agree to defend, indemnify and hold harmless Company and the Shareholders and their respective personal representatives, heirs, successors and assigns against and from any and all Indemnity Claims incurred or suffered by Company or the Shareholders or its, his or her heirs, successors and assigns which are attributable, in whole or in part, to (but only to the extent caused by): (i) a breach or inaccuracy of any representation or warranty of IB3, Merger Sub or the Surviving Company contained in this Agreement, or (ii) failure of IB3, Merger Sub or the Surviving Company to pay any obligation or perform any covenant required to be paid or performed by IB3, Merger Sub or the Surviving Company pursuant to this Agreement.  IB3, Merger Sub and the Surviving Company shall be entitled to pay claims of indemnification asserted against any of them by payment of cash or by issuing shares of the IB3 Common Stock at a value of $3.00 per share.

(e)           If any action, suit, investigation or proceeding shall be threatened or commenced by a third party, in respect of which any party hereunder (an “Indemnified Party”) may demand indemnification hereunder, the Indemnified Party shall notify the party obligated to indemnify such party hereunder (the “Indemnifying Party”) to that effect within ten (10) days after the Indemnified Party becomes aware of such action, suit, proceeding or investigation and the Indemnifying Party shall have the opportunity to defend against such action, suit, proceeding or investigation (or, if the action, suit, proceeding or investigation involves to a significant extent matters beyond the scope of the indemnity agreement contained herein, those claims that are covered hereby); provided, however, that the failure to give notice within the time frame set forth above shall not result in the waiver or loss of any right of indemnification hereunder unless, and then only to the extent that, the Indemnifying Party is actually prejudiced by such failure.  If the Indemnifying Party elects to assume the full responsibility for and defend against any action, suit, proceeding or investigation, then the Indemnifying Party shall notify the Indemnified Party to that effect within ten (10) days after receipt of notice from the Indemnified Party.  The Indemnified Party shall have the right to employ its, his or her own counsel and participate in the defense, but the fees and expenses of counsel shall be at the expense of the Indemnified Party unless (i) the employment of counsel at the expense of the Indemnifying Party shall have been authorized in writing by the Indemnifying Party in connection with the defense of the action, suit, proceeding or investigation or (ii) the Indemnifying Party shall have decided not to defend against the action, suit, proceeding or investigation.  Any party granted the right to direct the defense of a claim hereunder shall: (A) keep the other fully informed of the action, suit, proceeding or investigation at all stages thereof whether or not represented, (B) promptly submit to the other copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the action, suit, proceeding or investigation, (C) permit the other and its, his or her counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, proceeding or investigation, and (D) to the extent practicable, permit the other and its, his or her counsel an opportunity to review all legal papers to be submitted prior to the submission.  The parties shall make available to each other and each other’s counsel and accountants all of its, his, her or their books and records relating to the action, suit, proceeding or investigation.  The parties shall use their respective good faith efforts to avoid the waiver of any privilege of any party.  The assumption of the defense of any matter by an Indemnifying Party shall not in any manner impair or restrict such Indemnifying Party’s right to later seek indemnification under this Agreement with respect to such matter.  An Indemnifying Party may elect to assume the defense of a matter at any time during the pendency of such matter, even if initially such Indemnifying Party did not elect to assume such defense, so long as such assumption at such later time would not prejudice the rights of the Indemnified Party.  No settlement of a matter by the Indemnified Party shall be binding on an Indemnifying Party for purposes of such Indemnifying Party’s indemnification obligations hereunder.  The foregoing indemnification procedure shall not apply to actions, suits or other proceedings instituted by any party to this Agreement arising out of any breach or alleged breach by another party of its, his or her representations or warranties or the failure or alleged failure by another party to pay any sum due or to perform any other obligation of such party according to the terms of this Agreement; provided, however, that the indemnities set forth in §§8.03(c) and 8.03(d) shall remain in full force and effect.

§8.04  Good Faith.  Each party shall act in good faith in an attempt to cause all the conditions precedent to its, his or her obligations under this Agreement to be satisfied.  Each party shall act in good faith and take all reasonable action within its, his or her capability necessary to render accurate as of the Effective Time its, his or her representations and warranties contained in this Agreement required to be true as of the Effective Time.

§8.05  Legend.  Each certificate representing the Merger Shares issued pursuant to the Merger shall bear a legend substantially in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an exemption from such registration is available.”

§8.06  Tax Matters.  The parties agree to file all Returns and otherwise take reporting positions with any Tax authorities in a manner consistent with the characterization of any item under this Agreement.

§8.07 Confidentiality.  The parties agree that the provisions relating to confidentiality set forth in Section 10 of their letter of intent dated November 15, 2006 are incorporated in and shall be applicable under this Agreement.

ARTICLE IX
CLOSING CONDITIONS

§9.01  Conditions to Obligations of Company and Shareholders.  Subject to waiver as set forth in §11.02, the respective obligations of Company and the Shareholders to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Merger Sub shall have executed the Certificate of Merger;

(b)           Each of the representations and warranties of IB3 contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; and

(c)           IB3 shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

§9.02  Conditions to Obligations of IB3 and Merger Sub.  Subject to waiver as set forth in §11.02, the obligations of IB3 and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           An Employment Agreement for Mr. Michael Jacobson (“Mr. Jacobson”) in form and substance mutually acceptable to IB3 and Mr. Jacobson shall have been executed by the Surviving Company and Mr. Jacobson;

(b)           The Shareholders shall have executed a Non-Competition and Non-Solicitation Agreement in a mutually agreed form;

(c)           Company shall have executed the Certificate of Merger;

(d)           All payables and other debt of Company, other than the payables and debt listed on Schedule 2.01(b), shall have been paid in full or otherwise satisfied;

 (e)           Each of the representations and warranties of Company and the Shareholders contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, and IB3 shall have received a certificate of the Shareholders and also a certificate of Company, executed by the Chief Executive Officer of Company, to that effect;

(f)           Company and the Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Effective Time, and IB3 shall have received a certificate of the Shareholders and also a certificate of Company, executed by the Chief Executive Officer of Company, to that effect;

(g)           IB3 shall have obtained the requisite shareholder approval for an amendment to IB3’s Articles of Incorporation as may be needed to provide the authorized capital stock necessary to issue the IB3 Common Stock to the Shareholders;

(h)           This Agreement and the Merger shall have been approved by the board of directors of IB3;

(i)           IB3 shall have been satisfied with all due diligence performed by it with respect to Company; and

(j)           There shall not have occurred any Material Adverse Effect with respect to Company since the date of this Agreement.

ARTICLE X
TERMINATION

§10.01  Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual consent of IB3 and Company;

(b)	(i)
by IB3, if there has been a breach by Company or the Shareholders of any of their respective covenants or agreements contained in this Agreement or if any of the representations and warranties of Company or the Shareholders shall have become untrue in any material respect; or

(ii)
by Company, if there has been a breach by IB3 of any of its covenants or agreements contained in this Agreement or if any of the representations and warranties of IB3 shall have become untrue in any material respect;

(c)    by IB3 if in the conduct of its due diligence examination it discovers any facts, items or other issues that it deems unacceptable;

(d)    by either IB3 or Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable; or

(e)    by either IB3 or Company if the Merger shall not have been consummated by December 31, 2008.

§10.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to §10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of IB3 or Company or any of their respective shareholders, Shareholders, officers or directors and all rights and obligations of each party shall cease.

§10.03  Expenses.  All Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same.   “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its, his, her Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the consummation of the transactions contemplated by this Agreement.

ARTICLE XI

GENERAL PROVISIONS

§11.01  Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

If to IB3, Merger Sub or the Surviving Company:	IB3 Networks, Inc. 111 10 South High Street Canal Winchester, OH Attention: Eric Schmidt, CEO

with a copy to:	Cane Clark, LLP 3273 E. Warm Springs, Rd. Las Vegas, NV 89120 Attention: Scott Doney, Esq.

If to Company:	NYC Mags, Inc. Michael Jacobson, 217 Broadway, Suite 412, New York,NY 10007 Attention: Michael Jacobson

If to the Shareholders:	Michael Jacobson Michael Jacobson, 217 Broadway, Suite 412, New York,NY 10007.

with a copy to:	Jeffrey D. Katz, Esq. JDKatz: Attorneys at Law 4733 Bethesda Ave #345 Bethesda, MD 20814

§11.02  Waiver.  At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties to be performed for the benefit of the waiving party, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement for the benefit of the waiving party and (c) waive compliance by the other parties with any of the agreements or conditions compliance with which is for the benefit of the waiving party contained in this Agreement (to the extent permitted by Law).  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

§11.03  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

§11.04  Severability.  If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

§11.05  Entire Agreement.  This Agreement (together with the Schedules and any closing certificates) is intended as a full integration of the understandings of the parties, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

§11.06  Assignment.  This Agreement shall not be assigned by a party without the written consent of the other parties.

§11.07  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party and to that party’s permitted successors, assigns, heirs and personal representatives, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

§11.08  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

§11.09  Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The parties hereby acknowledge and agree that facsimile signatures on this Agreement and any other documents executed in connection herewith shall have the same force and effect as original signatures.

§11.10  Attorneys’ Fees.  If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, then the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and expenses.

§11.11  Time.  Time shall be of the essence in the performance of each and every obligation set forth in this Agreement.

§11.12                      Advisors.  Company and the Shareholders do hereby, jointly and severally, acknowledge and agree that they have engaged their own respective business, tax and legal advisors, upon whom they have solely relied in connection with their decision to enter into this Agreement and the other agreements, documents and instruments related hereto.

[Signature page follows]

IN WITNESS WHEREOF, IB3, Merger Sub and Company, by their respective duly authorized officers, and the Shareholders have caused this Agreement to be executed as of the date first written above.

IB3:		COMPANY:

IB3 NETWORKS, INC		NYC MAGS, INC.

By:	/s/ Eric Schmidt	By:	/s/ Michael Jacobson
Name:	Eric Schmidt	Name:	Michael Jacobson
Title:	CEO	Title:	President

MERGER SUB:		SHAREHOLDERS:

NYC MAGS, INC.

By:	/s/ Eric Schmidt	By:	/s/ Michael Jacobson
Name:	Eric Schmidt		Michael Jacobson
Title:	CEO

*Disclosure Schedules*

Schedule 2.01(b)
Outstanding Payables and Debt

None

Schedule 4.04
Noncontravention Exceptions

None

Schedule 4.05
Franchises, Licenses and Permits

None

Schedule 4.06
Company Balance Sheet

None

Schedule 4.07
Absence of Certain Changes or Events

None

Schedule 4.08
Litigation

None

Schedule 4.09
Contracts

None

Schedule 4.10
Employee Benefit Plans

None

Schedule 4.11
Tax Matters

None

Schedule 4.12
Intellectual Property Rights

•	Company domain names that company pays for including www.madisonavenuematch.com.

Schedule 4.13
Insurance

None

Schedule 4.15
Properties

None

Schedule 4.16
Accounts Receivable

None

Schedule 4.17
Bank Accounts

None

*Exhibits*

Exhibit A
Non-Competition and Non-Solicitation Agreement